Exhibit 99.2

Unaudited pro forma condensed consolidated
financial information

On April 1, 2015, Omega Healthcare Investors, Inc., a Maryland corporation (“Omega”), acquired Aviv REIT, Inc., a Maryland corporation (“Aviv”) as a result of the completion of the merger (the “merger”) pursuant to the Agreement and Plan of Merger dated as October 30, 2014 among Omega, OHI Healthcare Properties Holdco, Inc., a Delaware corporation (“Merger Sub”), OHI Healthcare Properties Limited Partnership, a Delaware limited partnership (“Omega OP”), Aviv and Aviv Healthcare Properties Limited Partnership, a Delaware limited partnership (“Aviv OP”).

The following unaudited pro forma condensed consolidated balance sheet as of March 31, 2015, reflects Omega’s financial position as if the merger and the other transactions described in the notes to the unaudited pro forma condensed consolidated financial information were completed as of March 31, 2015. The unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2015 and the year ended December 31, 2014, reflect the results of Omega’s operations as if the merger and the other transactions described in the notes to the unaudited pro forma condensed consolidated financial information were completed as of January 1, 2014. The unaudited pro forma condensed consolidated financial information should be read in connection with (i) Omega’s unaudited consolidated financial statements, and related notes thereto, as of and for the three months ended March 31, 2015 and (ii) Omega’s and Aviv’s audited consolidated financial statements, and the related notes thereto, as of and for the fiscal year ended December 31, 2014.

This unaudited pro forma condensed consolidated financial information is provided for informational purposes only. Our financial position and results of operations may be significantly different than what is presented in these unaudited pro forma condensed consolidated financial statements. In the opinion of management, all adjustments necessary to reflect the effects of the merger and the other transactions described in the notes to the unaudited pro forma condensed consolidated financial information have been included.

The purchase accounting for the merger described in the notes and reflected in this unaudited pro forma condensed consolidated financial information is based on preliminary estimates of the fair value of assets acquired and liabilities assumed. Actual amounts allocated to assets acquired and liabilities assumed when the acquisition is completed could change significantly from those used in the unaudited pro forma condensed consolidated financial statements.

This unaudited pro forma condensed consolidated financial information is not necessarily indicative of our expected financial position, or our results of operations, for any future period. Differences could result from numerous factors, including future changes in our portfolio of investments, changes in interest rates, changes in our capital structure, changes in property level operating expenses, changes in property level revenues, including rents expected to be received on our existing leases or leases we may enter into, and for other reasons. Actual future results are likely to be different from amounts presented in the unaudited pro forma condensed consolidated financial information and such differences could be significant.

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Omega Healthcare Investors, Inc.

Pro forma condensed consolidated balance sheet

As of March 31, 2015 (unaudited) (in thousands)	Omega Historical	Acquisition of Aviv	Notes	Pro forma Combined
	A	B
ASSETS
Real estate properties
Land & building	3,227,983	3,174,116	C	6,402,099
Less accumulated depreciation	(847,240)	-		(847,240)
Real estate properties - net	2,380,743	3,174,116	C	5,554,859
Investment in direct financing leases	541,846	26,823	D	568,669
Mortgage notes receivables - net	649,793	30,101	D	679,894
	3,572,382	3,231,040		6,803,422
Other investment - net	48,268	11,736	D	60,004
	3,620,650	3,242,776		6,863,426
Assets held for sale - net	16,877	-		16,877
Total investments	3,637,527	3,242,776		6,880,303

Cash & cash equivalents	700,143	84,858	E	785,001
Restricted cash	27,880	-		27,880
Accounts receivable - net	176,877	3,747	E	180,624
Other assets	55,593	25,481	E	81,074
Goodwill	-	477,829	F	477,829
Total Assets	4,598,020	3,834,691		8,432,711

LIABILITIES AND STOCKHOLDERS' EQUITY
Revolving credit facility	-	1,280,631	G	1,280,631
Term loan	200,000	-		200,000
Secured borrowings	93,719	180,000	H	273,719
Unsecured borrowings - net	2,333,657	-		2,333,657
Accounts payable and other liabilities	199,691	147,358	I	347,049
Total liabilities	2,827,067	1,607,989		4,435,056

Equity
Stockholders equity
Common stock	13,875	4,371	J	18,246
Common stock - additional paid in capital	2,580,248	1,899,069	K	4,479,317
Cumulative net earnings	1,191,050	(50,132)	L	1,140,918
Cumulative dividends paid	(2,014,220)	-		(2,014,220)
Total stockholders equity	1,770,953	1,853,308		3,624,261
Nonconntrolling interest - operating partnership	-	373,394	M	373,394
Total equity	1,770,953	2,226,702		3,997,655
Total liabilities & equity	4,598,020	3,834,691		8,432,711

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Omega Healthcare Investors, Inc.

Pro forma condensed consolidated statement of operations

Quarter Ended March 31, 2015 (Unaudited) (in thousands, except per share data)	Omega Historical	Omega Pro Forma Adjustment	Aviv Historical	Aviv Pro Forma Adjustments	Notes	Omega Offering Adjustments	Notes	Pro forma Combined
	AA	BB	CC			MM

Revenue:
Rental Income	100,964	-	55,922	3,253	DD	-		160,139
Income from direct financing leases	14,346	-	370	234	EE	-		14,950
Mortgage interest income	16,579	-	786	-		-		17,365
Other investment income - net	1,531	-	195	-		-		1,726
Total operating revenue	133,420	-	57,273	3,487		-		194,180

Expenses:
Depreciation and amortization	30,610	-	15,035	9,179	FF	-		54,824
General and administrative	6,014	-	5,690	-		-		11,704
Acquisition costs	4,868	-	7,637	-		-		12,505
Impairment on real estate properties	5,982	-	-	-		-		5,982
Provision for uncollectable mortgages, notes and accounts receivable	(2)	-	5,501	-		-		5,499
Total operating expenses	47,472	-	33,863	9,179		-		90,514

Income before other income and expense	85,948	-	23,410	(5,692)		-		103,666

Other income (expense):
Interest income	193	-	-	-		-		193
Interest expense	(32,359)	-	(15,295)	3,589	GG	2,925	NN	(41,140)
Interest - amortization of deferred financing costs	(1,353)	(498)	(1,114)	1,114	HH	81	NN	(1,770)
Interest - refinancing costs	(9,377)	-	(567)	567	II	11,673	OO	2,296
Total other expense	(42,896)	(498)	(16,976)	5,270		14,679		(40,421)

Income before gain (loss) on assets sold	43,052	(498)	6,434	(422)		14,679		63,245

Gain/(Loss) on assets sold - net	-	-	-	-		-		-

Net income	43,052	(498)	6,434	(422)		14,679		63,245

Net income allocable to noncontrolling interest - operating partnerships	-	-	(1,123)	(1,200)	JJ	(739)	PP	(3,062)

Net income allocable to stockholders	43,052	(498)	5,311	(1,622)		13,940		60,183

Basic Shares:
Weighted Average Shares-basic	134,346	-	48,461	(4,748)	KK	4,734	QQ	178,059
Net Income Allocable to stockholders	$0.32		$0.11					$0.34

Diluted Shares:
Weighted Average Shares-diluted	134,806	-	61,896	(6,043)	LL	4,734	QQ	190,659
Net Income Allocable to stockholders	$0.32		$0.10					$0.33

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Omega Healthcare Investors, Inc.

Pro forma condensed consolidated statement of operations

Year Ended December 31, 2014 (Unaudited) (in thousands, except per share data)	Omega Historical	Omega Pro Forma Adjustment	Aviv Historical	Aviv Pro Forma Adjustments	Notes	Omega Offering Adjustments	Notes	Pro forma Combined
	AA1	BB1	CC1			MM1

Revenue:
Rental Income	388,443	-	177,947	40,334	DD1	-		606,724
Income from direct financing leases	56,719	-	1,471	944	EE1	-		59,134
Mortgage interest income	53,007	-	3,012	-		-		56,019
Other investment income - net	6,618	-	1,612	-		-		8,230
Total operating revenue	504,787	-	184,042	41,278		-		730,107

Expenses:
Depreciation and amortization	123,257	-	44,023	49,321	FF1	-		216,601
General and administrative	25,888	-	24,039	-		-		49,927
Acquisition costs	3,948	-	8,601	-		-		12,549
Impairment on real estate properties	3,660	-	2,341	-		-		6,001
Provision for uncollectable mortgages, notes and accounts receivable	2,723	-	3,523	-		-		6,246
Total operating expenses	159,476	-	82,527	49,321		-		291,324

Income before other income and expense	345,311	-	101,515	(8,043)		-		438,783

Other income (expense):
Interest income	44	-	-	-		-		44
Interest expense	(119,369)	-	(49,680)	14,429	GG1	128	NN1	(154,492)
Interest - amortization of deferred financing costs	(4,459)	(1,993)	(3,942)	3,942	HH1	(63)	NN1	(6,515)
Interest - refinancing costs	(3,041)	-	(501)	501	II1	-		(3,041)
Total other expense	(126,825)	(1,993)	(54,123)	18,872		65		(164,004)

Income before gain (loss) on assets sold	218,486	(1,993)	47,392	10,829		65		274,779

Gain/(Loss) on assets sold - net	2,863	-	(2,518)	-		-		345

Net income	221,349	(1,993)	44,874	10,829		65		275,124

Net income allocable to noncontrolling interest - operating partnerships	-	-	(9,082)	(4,074)	JJ1	(3)	OO1	(13,159)

Net income allocable to stockholders	221,349	(1,993)	35,792	6,755		62		261,965

Basic Shares:
Weighted Average Shares-basic	126,550	-	44,630	(917)	KK1	10,925	PP1	181,188
Net Income Allocable to stockholders	1.75		0.80					1.45

Diluted Shares:
Weighted Average Shares-diluted	127,294	-	58,167	(2,314)	LL1	10,925	PP1	194,072
Net Income Allocable to stockholders	1.74		0.77					1.42

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Note 1. Basis of pro forma presentation

We have one reportable segment consisting of investments in healthcare-related real estate properties. Our core business is to provide financing and capital to the long-term healthcare industry with a particular focus on skilled nursing facilities, or SNFs, located in the United States. Our core portfolio consists of long-term leases and mortgage agreements. All of our leases are “triple-net” leases, which require the tenants to pay all property-related expenses. Our mortgage revenue is derived from fixed-rate mortgage loans, which are secured by first mortgage liens on the underlying real estate and personal property of the mortgagor.

On October 30, 2014, Omega, Merger Sub, the Omega OP, Aviv and the Aviv OP entered into the merger agreement. On April 1, 2015, Aviv was merged with and into Merger Sub with Merger Sub surviving as a wholly owned subsidiary of Omega.

The merger, including transaction and funding related costs, was funded through:

•	the assumption, by Omega, of indebtedness of Aviv with a fair value of approximately $1.4 billion (as of March 31, 2015) of which Omega repaid approximately $1.2 billion;

•	the issuance, by Omega, of approximately 43.7 million shares of Omega’s common stock and approximately 5.4 million common stock equivalents, par value $0.10 per share; and

•	the issuance, by Omega, of approximately 9.2 million partnership units which are redeemable for cash or, at the option of Omega, Omega common stock.

•	the use of funds from our credit facility to pay transaction related expenses.

On December 17, 2014, Aviv, through an indirect wholly-owned subsidiary of Aviv’s operating partnership, acquired 28 properties located in five states. These properties were acquired for $305.0 million, excluding related acquisition expenses of  $1.3 million. Aviv funded the acquisition of these properties with a combination of availability under its line of credit of  $125.0 million and the issuance of  $180.0 million of secured debt on the properties.

On February 9, 2015, we issued 10.9 million shares of common stock in an underwritten public offering (the “2015 stock offering”). The proceeds of the 2015 stock offering were used (i) to repay approximately $85.0 million outstanding revolving credit facility borrowings and (ii) to redeem our $200 million 7.50% senior notes due 2020 on March 13, 2015. The following unaudited pro forma consolidated financial information reflects the issuance of 10.9 million shares of common stock at a public offering price of $42.00 per share, before underwriting discount and expenses payable by us, and the use of proceeds therefrom.

On March 8, 2015, we sold $700 million aggregate principal amount of our 4.5% Senior Notes due 2027. The Company’s total net proceeds from the offering, after deducting initial purchasers’ discounts and other offering expenses were approximately $683 million. We used the net proceeds of the offering for general corporate purposes, which included the repayment of Aviv’s indebtedness in connection with our acquisition of Aviv by merger on April 1, 2015.

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Note 2. Adjustments to unaudited pro forma condensed consolidated balance sheet

A. Represents the historical condensed consolidated balance sheet of Omega as of March 31, 2015, as derived from the unaudited historical consolidated financial statements and notes thereto filed on Form 10-Q and incorporated by reference herein.

B. Represents adjustments related to our acquisition of Aviv, which closed on April 1, 2015. The preliminary estimated fair value of assets to be acquired and consideration to be given is as follows (dollars in thousands):

Preliminary estimated fair value of real estate properties acquired	$3,174,116
Preliminary estimated fair value of direct financing leases acquired	26,823
Preliminary estimated fair value of mortgage notes acquired	30,101
Preliminary estimated fair value of other investments acquired	11,736
Total preliminary estimated fair value of investments acquired	3,242,776
Preliminary estimated fair value of other assets acquired, including goodwill	591,915
Total preliminary estimated fair value of total assets acquired	$3,834,691
Estimated equity, including common stock equivalents to be issued or assumed(a)	$1,903,440
Estimated partnership units to be issued (a)	373,394
Estimated repayment of debt (see note G)	1,230,499
Assumption of debt (see note H)	180,000
Assumption of other liabilities	147,358
Total consideration to be given	$3,834,691

(a) We issued approximately 43.7 million shares of common stock in the merger, and issued approximately 9.2 million Omega OP partnership units in exchange for 10.2 million Aviv OP partnership units. We also assumed approximately 5.4 million common stock equivalents. The Omega OP partnership units were initially exchangeable for 9.2 million shares of our common stock. The estimated issuance price per share is based on the closing price of our common stock on the New York Stock Exchange on April 1, 2015.

 C. Represents our preliminary purchase price allocation based on estimated fair value of real estate assets acquired and leases assumed as follows (dollars in thousands):

Land	$282,871
Building and improvements and FF&E	2,891,245
Real estate properties-net	$3,174,116
In-place lease intangibles	$154	(a)
Customer relationships	236	(a)
Above market lease intangible	7,415	(a)
Total intangible assets acquired	$7,805
Below market lease liability	$26,267	(b)

(a) Included in Other assets.

(b) Included in Accounts payable and other liabilities.

D. Represents our preliminary purchase price allocation based on the estimated fair value of direct financing leases, mortgage notes and other investments acquired as follows (dollars in thousands):

Direct financing leases	$26,823
Mortgages notes	$30,101
Other investments	$11,736

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E. Represents the preliminary estimated fair value of other assets to be acquired, including the other assets identified in footnote C (a), accounts receivable, prepaid expenses, cash and deposits.

F. Represents the estimated goodwill resulting from the merger.

G. Represents amounts that we anticipate borrowing under our revolving credit facility to (i) fund estimated transaction costs of approximately $50.1 million and (ii) repay (or, as the case may be, to escrow for the redemption of) debt that we assumed at closing, including borrowings under Aviv’s credit facility and notes payable with an estimated fair value of approximately $1.23 billion.

H. Represents the debt that we assumed, excluding the debt we repaid (or for the redemption of which we expect to escrow funds) at closing. The estimated fair value of the debt is $180.0 million, which approximates the stated loan amount.

I. Represents the estimated fair value of accounts payable and other liabilities assumed as part of the merger.

J. Represents the estimated par value of our common stock issued in the merger. The share price is based on the closing price of our shares on the NYSE as of April 1, 2015.

K. Represents the estimated value of the additional paid-in capital of shares to be issued as well as the estimated fair value of common stock equivalents assumed. The share price is based on the closing price of our shares on the NYSE as of April 1, 2015.

L. Represents the estimated transaction costs expected to be incurred in connection with the merger.

M. Represents the estimated value of approximately 9.2 million Omega OP partnership units issued in exchange for 10.2 million Aviv OP partnership units. The share price is based on the closing price of our shares on the NYSE as of April 1, 2015.

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Note 3. Adjustments to unaudited pro forma condensed consolidated statement of operations for the three months ended March 31, 2015

AA. Represents the historical consolidated statement of operations of Omega for the three months ended March 31, 2015 as derived from the unaudited historical consolidated unaudited financial statements included in Omega’s Form 10-Q for the quarter ended March 31, 2015 and incorporated by reference herein.

BB. Represents the estimated amortization of additional deferred financing costs related to increasing our credit facility. We increased the credit facility to ensure we had the capital available to fund the merger, including the repayment of debt assumed and the payment of transaction and funding related costs related to the merger.

CC. Represents the historical consolidated statement of operations of Aviv for the three months ended March 31, 2015 as contained in the unaudited historical consolidated financial statements included in Exhibit 99.1 to the Form 8-K accompanying this document.

DD. Represents (i) an adjustment to reflect the straight-line rental impact on Aviv’s existing leases as if the merger occurred on January 1, 2014 and (ii) the amortization of above and below market leases assumed as if the merger occurred January 1, 2014. The following table highlights the components of the revenue adjustments for the period presented (dollars in thousands):

Three-months ended March 31, 2015
Adjustment to reflect the impact of Aviv’s existing leases	$2,337
Adjustment to reflect (above)/below market leases assumed-net	916
$3,253

EE. Represents an adjustment to reflect the impact of recording the leases assumed as direct financing leases as if the merger occurred on January 1, 2014.

FF. Represents an adjustment to reflect depreciation and amortization expense on Aviv’s existing facilities assuming the merger occurred on January 1, 2014 based on the fair value of the assets acquired.

GG. Represents the estimated interest expense that we would have incurred assuming the merger occurred on January 1, 2014. We repaid all Aviv debt, other than the $180 million of secured debt, through borrowings and the use of cash on hand as of March 31, 2015. The interest expense adjustment replaces Aviv’s historical interest with the estimated interest expense that would have been recorded if the borrowings outstanding consisted of  (i) $1.23 billion of borrowings under our credit facility, (ii) $50.1 million of borrowings to fund the transaction related expenses and (iii) $180 million of secured borrowings.

HH. Represents the elimination of Aviv’s historical interest-amortization of deferred financing costs. Omega assumed Aviv’s borrowings were replaced by the use of Omega’s credit facility; therefore, amortization of deferred financing costs related to Aviv’s debt would not have existed.

II. Represents the elimination of Aviv’s historical interest-refinancing costs. Omega assumed Aviv’s borrowings were replaced by the use of Omega’s credit facility borrowings; therefore, no interest refinancing costs would have existed.

JJ. Represents the additional portion of net income allocable to the non-controlling interest-operating partnership that results from the merger and the impact of the above noted adjustments.

KK. Represents the impact to the weighted average shares outstanding assuming the merger occurred on January 1, 2014. We issued approximately 43.7 million common shares in exchange for Aviv’s common stock outstanding as of April 1, 2015.

LL. In addition to the common stock that we issued at closing, we assumed approximately 6.0 million common stock equivalents of Aviv that were converted into approximately 5.4 million common stock equivalents of Omega. We estimate the dilutive effect of the common stock equivalents assuming the merger occurred on January 1, 2014. We also issued approximately 9.2 million partnership units in exchange for 10.2 million Aviv partnership units outstanding as of March 31, 2015.

MM. Represents the estimated impact of the (i) February 9, 2015 stock offering and (ii) March 8, 2015 4.5% Senior Notes offering and the use of proceeds therefrom as if the offerings occurred prior to January 1, 2014.

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NN. Represents the estimated impact of the (i) February 9, 2015 stock offering and (ii) March 8, 2015 4.5% Senior Notes offering and the use of proceeds therefrom as if the offerings occurred prior to January 1, 2014.

OO. Represents the estimated reduction in interest - refinancing costs as a result of the redemption of our $200 million 7.50% senior notes due 2020 as if the redemption occurred on January 1, 2014.

PP. Represents the additional portion of net income allocable to the noncontrolling interest-operating partnership that results from the use of proceeds from the 2015 stock and Senior Notes offerings.

QQ. Represents the weighted average impact of the issuance of 10.9 million shares as a result of the February 9, 2015 stock offering as if the offering occurred on January 1, 2014. In the first quarter of 2015 approximately 6.2 million weighted average shares were included in our outstanding share calculation for both basic and diluted shares due to the timing of the stock offering.

Note 4. Adjustments to pro forma consolidated statement of operations for the year ended December 31, 2014

AA1. Represents the historical consolidated statement of operations of Omega for the year ended December 31, 2014 as derived from the historical consolidated financial statements included in previous filings with the Commission and incorporated by reference herein.

BB1. Represents the estimated amortization of additional deferred financing costs related to increasing our credit facility. We increased the credit facility to ensure we had the capital available to fund the merger, including the repayment of debt assumed and the payment of transaction and funding related costs related to the merger.

CC1. Represents the historical consolidated statement of operations of Aviv for the year ended December 31, 2014 as contained in the historical consolidated financial statements included in previous filings with the Commission and incorporated by reference herein.

DD1. Represents (i) an adjustment to reflect the straight-line rental impact on Aviv’s existing leases as if the merger occurred on January 1, 2014, (ii) an adjustment to reflect the straight-line rental impact of Aviv’s acquisition of 28 facilities on December 17, 2014 as if the acquisition occurred on January 1, 2014 and (iii) the amortization of above and below market leases assumed as if the merger occurred January 1, 2014. The following table highlights the components of the revenue adjustments for the period presented (dollars in thousands):

Year ended December 31, 2014
Adjustment to reflect the impact of Aviv’s existing leases	$8,466
Adjustment to reflect the impact of 28 facilities acquired on December 17, 2014 by Aviv	28,206
Adjustment to reflect (above)/below market leases assumed-net	3,662
$40,334

EE1. Represents an adjustment to reflect the impact of recording the direct financing leases assumed as if the merger occurred on January 1, 2014.

FF1. Represents (i) an adjustment to reflect depreciation and amortization expense on Aviv’s existing facilities assuming the merger occurred on January 1, 2014 based on the fair value of the assets acquired, and (ii) an adjustment to reflect depreciation and amortization expense on Aviv’s acquisition of 28 facilities on December 17, 2014 as if the acquisition occurred on January 1, 2014. The following table highlights the components of the adjustments for the period presented (dollars in thousands).

Year ended December 31, 2014
Adjustment to reflect the impact of Aviv’s existing facilities	$39,111
Adjustment to reflect the impact of 28 facilities acquired on December 17, 2014 by Aviv	10,210
$49,321

GG1. Represents the estimated interest expense that we would have incurred assuming the merger occurred on January 1, 2014. We repaid all Aviv debt, other than the $180 million of secured debt, through borrowings of  $1.23 billion on our credit facility. The interest expense adjustment replaces Aviv’s historical interest with the estimated interest expense that would have been recorded if the borrowings outstanding consisted of  (i) $1.23 billion of borrowings under our credit facility, (ii) $55.0 million of borrowings to fund the transaction related expenses and (iii) $180 million of secured borrowings.

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HH1. Represents the elimination of Aviv’s historical interest-amortization of deferred financing costs other than the interest related to the $180 million in secured debt that was not repaid. Omega assumed Aviv’s borrowings that were repaid were replaced by the use of Omega’s credit facility; therefore, amortization of deferred financing costs related to Aviv’s debt would not have existed.

II1. Represents the elimination of Aviv’s historical interest-refinancing costs. Omega assumed Aviv’s borrowings were replaced by the use of Omega’s credit facility borrowings; therefore, no interest refinancing costs would have existed.

JJ1. Represents the additional portion of net income allocable to the non-controlling interest-operating partnership that results from the merger and the impact of the above noted adjustments.

KK1. Represents the impact to the weighted average shares outstanding assuming the merger occurred on January 1, 2014. We issued approximately 43.7 million common shares in exchange for Aviv’s common stock outstanding as of April 1, 2015.

LL1. In addition to the common stock that we issued at closing, we assumed approximately 6.0 million common stock equivalents of Aviv that were converted into approximately 5.4 million common stock equivalents of Omega. We estimate the dilutive effect of the common stock equivalents assuming the merger occurred on January 1, 2014. We also issued approximately 9.2 million partnership units in exchange for 10.2 million Aviv partnership units outstanding as of April 1, 2015.

MM1. Represents the estimated impact of the (i) February 9, 2015 stock offering and (ii) March 8, 2015 4.5% Senior Notes offering and the use of proceeds therefrom as if the offerings occurred prior to January 1, 2014.

NN1. Represents the estimated impact of the (i) February 9, 2015 stock offering and (ii) March 8, 2015 4.5% Senior Notes offering and the use of proceeds therefrom as if the offerings occurred prior to January 1, 2014.

OO1. Represents the additional portion of net income allocable to the noncontrolling interest-operating partnership that results from the use of proceeds from the 2015 stock and Senior Note offerings.

PP1. Represents the issuance of 10.9 million shares as a result of the February 9, 2015 stock offering as if the offering occurred on January 1, 2014.

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